Apogee Therapeutics Provides Pipeline Progress and Reports Full Year 2025 Financial Results

Zumilokibart (APG777) trials continue to advance in atopic dermatitis (AD) with plans for expansion indications underway:

- APEX Phase 2 Part A 52-week data expected this month

- APEX Phase 2 Part B 16-week data expected in Q2 2026

- Phase 3 trial initiation in AD anticipated in 2H 2026

- Successful expansion of zumilokibart beyond AD demonstrated in asthma Phase 1b trial; details on asthma and eosinophilic esophagitis (EoE) trials expected later this year

Phase 1b head-to-head trial of APG279 (zumilokibart + APG990) vs. DUPIXENT underway, with interim AD data anticipated in 2H 2026

Strong total cash position of $902.9 million with runway into 2H 2028 supports advancement toward potential launch of zumilokibart in 2029

San Francisco and Boston, March 2, 2026 – Apogee Therapeutics, Inc. (Nasdaq: APGE), a clinical-stage biotechnology company advancing optimized, novel biologics with the potential for best-in-class profiles in the largest inflammatory and immunology (I&I) markets, today provided pipeline progress and reported fourth quarter and full year 2025 financial results.

“In the last 12 months we made meaningful progress across our pipeline, including advancing zumilokibart with positive APEX Phase 2 Part A results, as well as proof-of-concept data from our Phase 1b trial in asthma,” said Michael Henderson, M.D., Chief Executive Officer of Apogee Therapeutics. “We are now focused on proving out the potential of zumilokibart in AD with the APEX Phase 2 Part A 52-week maintenance readout expected in March, followed by the APEX Phase 2 Part B dose optimization readout expected in the second quarter and Phase 3 initiation targeted by year end. Later this year, we plan to provide additional details on development for expansion indications including asthma and EoE, further advancing our vision for zumilokibart as a pipeline-in-a-product. In the second half of 2026, our expected head-to-head readout of APG279 compared to DUPIXENT has potential to be the first proof-of-concept for Apogee’s combination programs in AD. With cash runway into the second half of 2028, we believe we are well positioned to work toward launching a transformative therapy this decade as we build a leading I&I biotech.”

Pipeline Highlights and Upcoming Milestones

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APEX Phase 2 clinical trial of zumilokibart for AD progressing, with 52-week Part A data anticipated this month and 16-week Part B data expected in Q2 2026:
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The company aims to demonstrate the maintenance of EASI-75 and/or IGA 0/1 responses at levels similar or better than DUPIXENT, but with quarterly or better dosing.
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Part B of the APEX trial is designed to find the optimized dose of zumilokibart, looking at low, medium (Part A dose), and high dose regimens vs. placebo. Enrollment is complete.
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Pending results from APEX Part A maintenance, Part B induction and regulatory alignment, the company plans to begin Phase 3 trials of zumilokibart in the second half of 2026.

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Zumilokibart demonstrated positive interim results from Phase 1b trial in mild-to-moderate asthma, reinforcing pipeline-in a-product potential across I&I indications:
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The company plans to provide further details on asthma and EoE trials for zumilokibart this year.
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Additional data from the Phase 1b asthma trial is expected to be shared at upcoming medical conferences.

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Phase 1b head-to-head study of APG279 (zumilokibart + APG990) against DUPIXENT in AD continues to advance with results expected in 2H 2026:
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Interim readout from the head-to-head trial will evaluate safety, pharmacokinetics (PK), pharmacodynamics (PD) and efficacy of APG279 vs. DUPIXENT in AD.

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Plans to advance APG273 (zumilokibart + APG333) in respiratory indications will be disclosed in 2026:
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Positive interim results from the APG333 Phase 1 healthy volunteer trial in November 2025 supports advancement of quarterly or less frequently dosed co-administration of APG273 in asthma and COPD.

Full Year 2025 Financial Results

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Cash Position: Cash, cash equivalents and marketable securities were $902.9 million as of December 31, 2025, compared to $731.1 million as of December 31, 2024. Based on current operating plans, Apogee expects its existing cash, cash equivalents and marketable securities will enable the company to fund its operating expenses into the second half of 2028.

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R&D Expenses: Research and development (R&D) expenses were $214.7 million for the year ended December 31, 2025, compared to $167.9 million for the year ended December 31, 2024. R&D expenses increased primarily due to the advancement of the pipeline and continued development of the company’s programs, increases in personnel-related expenses and equity-based compensation associated with the growth in the company's R&D team, and increases in external-discovery related costs.

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G&A Expenses: General and administrative (G&A) expenses were $70.9 million for the year ended December 31, 2025, compared to $49.0 million for the year ended December 31, 2024. G&A expenses increased primarily due to increases in personnel-related expenses and equity-based compensation, primarily driven by increased headcount and an increase in the fair value of equity awards granted. These increases are the result of the company’s expansion of operations to support the growth in its business.

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Net Loss: Net loss was $255.8 million for the year ended December 31, 2025, compared to $182.1 million for the year ended December 31, 2024. Net loss increased primarily as a result of higher R&D and G&A expenses as described above.

About Apogee

Apogee Therapeutics is a clinical-stage biotechnology company advancing novel biologics with potential for differentiated efficacy and dosing in the largest I&I markets, including for the treatment of Atopic

Dermatitis (AD), asthma, Eosinophilic Esophagitis (EoE), Chronic Obstructive Pulmonary Disease (COPD) and other I&I indications. Apogee’s antibody programs are designed to overcome limitations of existing therapies by targeting well-established mechanisms of action and incorporating advanced antibody engineering to optimize half-life and other properties. Zumilokibart (APG777), the company’s most advanced program, is being initially developed for the treatment of AD, which is the largest and one of the least penetrated I&I markets, as well as asthma. With four validated targets in its portfolio, Apogee is seeking to achieve best-in-class efficacy and dosing through monotherapies and combinations of its novel antibodies. Based on a broad pipeline and depth of expertise, the company believes it can deliver value and meaningful benefit to patients underserved by today’s standard of care. For more information, please visit https://apogeetherapeutics.com.

Forward Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, statements regarding: Apogee’s plans for its current and future product candidates and programs; the anticipated timing of its clinical trials and clinical trial results, including the APEX Phase 2 Part A 52-week readout, APEX Phase 2 Part B 16-week readout, Phase 3 trial in zumilokibart, and APG279 Phase 1b head-to-head readout against DUPIXENT in AD; its planned clinical trial designs; its plans for current and future clinical trials; the potential clinical benefit, dosing regimen, safety, PK, PD and efficacy profiles and treatment outcomes of APG777, APG279, APG273, APG990, APG333, and APG808, any other product candidates, including combination therapies, and any other potential programs; its planned business strategies; its expected timing for future pipeline updates, regulatory decisions and commercialization; and its expectations regarding the time period over which Apogee’s capital resources will be sufficient to fund its anticipated operations. Words such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “develop,” “plan” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Apogee believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to the company on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in Apogee’s filings with the U.S. Securities and Exchange Commission (the SEC)), many of which are beyond the company’s control and subject to change. Actual results could be materially different. Risks and uncertainties include: global macroeconomic conditions and related volatility, expectations regarding the initiation, progress, and expected results of Apogee’s preclinical studies, clinical trials and research and development programs; expectations regarding the timing, completion and outcome of Apogee’s clinical trials; the unpredictable relationship between preclinical study results and clinical study results; the timing or likelihood of regulatory filings and approvals; liquidity and capital resources; and other risks and uncertainties identified in Apogee’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 3, 2025, Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on May 12, 2025, Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, filed with the SEC on August 11, 2025, Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, filed with the SEC on November 10, 2025 and subsequent disclosure documents Apogee may file with the SEC. Apogee claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. Apogee expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

APOGEE THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	DECEMBER 31, 2025	DECEMBER 31, 2024
Assets
Current assets:
Cash and cash equivalents	$131,549	$141,789
Marketable securities	598,643	378,864
Prepaid expenses and other current assets	11,166	9,060
Total current assets	741,358	529,713
Long-term marketable securities	172,730	210,416
Property and equipment, net	5,688	1,959
Right-of-use asset, net	8,687	11,365
Other non-current assets	8,671	498
Total assets	$937,134	$753,951
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,221	$1,071
Lease liability	3,504	3,234
Accrued expenses and other current liabilities	23,181	24,255
Total current liabilities	27,906	28,560
Long-term liabilities:
Lease liability, net of current	5,345	8,597
Total liabilities	33,251	37,157
Commitments and contingencies
Stockholders' equity:
Common Stock; $0.00001 par value, 400,000,000 authorized, 69,038,943 issued and 68,401,349 outstanding as of December 31, 2025; 400,000,000 authorized, 59,478,725 issued and 58,062,898 outstanding as of December 31, 2024	1	1
Additional paid-in capital	1,464,561	1,021,794
Accumulated other comprehensive income	1,080	915
Accumulated deficit	(561,759)	(305,916)
Total stockholders’ equity	903,883	716,794
Total liabilities and stockholders’ equity	$937,134	$753,951

APOGEE THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	YEAR ENDED DECEMBER 31,
	2025	2024
Operating expenses:
Research and development	$214,712	$167,865
General and administrative	70,883	49,005
Total operating expenses	285,595	216,870
Loss from operations	(285,595)	(216,870)
Other income, net:
Interest income, net	30,030	34,742
Total other income, net	30,030	34,742
Net loss before taxes	(255,565)	(182,128)
Provision for income taxes	(278)	(18)
Net loss after taxes	$(255,843)	$(182,146)

Investor Contact:

Noel Kurdi

VP, Investor Relations

Apogee Therapeutics, Inc.

Noel.Kurdi@apogeetherapeutics.com

Media Contact:

Dan Budwick

1AB Media

dan@1abmedia.com